Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

________________________________

ThermoGenesis Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	Debt Securities	457(o)	—	—	—	—	—
	Equity	Common Stock, par value $0.001 per share	457(o)	—	—	—	—	—
	Equity	Preferred Stock, par value $0.001 per share	457(o)	—	—	—	—	—
	Other	Warrants (3)	457(o)	—	—	—	—	—
	Other	Subscription Rights	457(o)	—	—	—	—	—
	Other	Units (4)	457(o)	—	—	—	—	—
	Other	Purchase Contracts	457(o)	—	—	—	—	—
	Unallocated (Universal) Shelf	(1)	457(o)	(1)	—	$30,000,000	0.00014760	$4,428
	Total Offering Amounts					$30,000,000		$4,428
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$4,428

(1)

The amount to be registered consists of up to $30,000,000 of an indeterminate amount of debt securities, common stock, preferred stock, warrants, subscription rights, units and/or purchase contracts. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance, including any applicable anti-dilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)

The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure under Item 16(b) of Form S-3.

(3)

Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock, preferred stock, or debt securities registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(4)

Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered pursuant to this registration statement, which may or may not be separable from one another. Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.